Exhibit 10.4

FIRST AMENDMENT TO THE

FORBEARANCE AND LOAN MODIFICATION AGREEMENT

Series “A” Senior Secured Notes

This First Amendment to the Forbearance and Loan Modification Agreement, effective September 30, 2025 (the “First Amendment Effective Date”) is between Paid, Inc. (the “Holder”) and Embolx, Inc. (the “Company”).

STATEMENT OF FACTS

The Company is obligated to Holder pursuant to the following documents:

1.	Securities Purchase Agreement (the “Purchase Agreement”), dated March 12, 2024, among the Company, the Holder and the other Investors party thereto;

2.	25% Original Issue Discount Senior Secured “A” Note dated March 12, 2024 executed by Company in favor of Holder (the “Note”); and

3.	Security Agreement dated March 12, 2024 between Company and Holder, among other secured creditors.

4.	The Forbearance and Loan Modification Agreement dated January 31, 2025 between the Company and Holder.

FIRST AMENDMENT

Acknowledgment by Company. Company hereby acknowledges and agrees that as of the First Amendment Effective Date the amounts due under the Loan Documents in connection with the Series A, Series B and Series C Notes plus any new investment as part of the Forbearance and Loan Modification Agreement (as described in Section 6 therein), results in the “Default Balance” as described in Amended Schedule A1. The Default Balance includes all obligations owed for principal (including new investment), interest, penalties and fees. The Default Balance calculation is listed in Amended Schedule A1 and shall be used to calculate any Mandatory Default Amount, Conversion Amount, prepayment amount, or Payment Amount with respect to the Series A, Series B and Series C Notes as of the Effective Date. The Default Balance for this Holder as of the First Amendment Effective date is:

Default Balance:         $6,956,168

All terms, acknowledgements, conditions, disclosures, and requirements of the Forbearance and Loan Modification Agreement Dated January 31, 2025 shall remain in effect except for the following sections of the TERMS OF AGREEMENT that shall be amended and restated in their entirety as follows:

4.

Cooperation. The current list of Noteholders and amounts owed is set forth as Schedule A1. The Company agrees to promptly execute and deliver to Holder on or before the Effective Date, or at such later date as Holder shall request or require, such documents as Holder shall reasonably request to effectuate this Agreement, all of which shall be satisfactory to Holder in form and substance, in Holder’s reasonable discretion. As of the Effective Date, Company shall have delivered to Paid, Inc., no later than the Effective Date, executed proxies to Paid, Inc. that constitute a majority of each class of shareholders set forth on Schedule A2, in the form of proxy set forth on Schedule B, which such proxies shall replace any prior proxies given by such noteholder to Paid, Inc. and which such proxies shall be effective through October 31, 2025 (the “Proxies”).

Shall be amended and restated to read as the following:

Cooperation. The current list of Noteholders and amounts owed is set forth as Amended Schedule A1. The Company agrees to promptly execute and deliver to Holder on or before the First Amendment Effective Date, or at such later date as Holder shall request or require, such documents as Holder shall reasonably request to effectuate this Agreement, all of which shall be satisfactory to Holder in form and substance, in Holder’s reasonable discretion. As of the First Amendment Effective Date, Company shall have delivered to Paid, Inc., no later than the First Amendment Effective Date, executed proxies to Paid, Inc. that constitute a majority of each class of shareholders set forth on Amended Schedule A2, in the form of proxy set forth on Schedule B, which such proxies shall replace any prior proxies given by such noteholder to Paid, Inc. and which such proxies shall be effective through October 31, 2026 (the “Proxies”).

5.

Forbearance by Holder. Subject to the performance and observance of the obligations evidenced by the Loan Documents and this Agreement, and except as otherwise set forth herein, Holder agrees to forbear from the exercise of Holder’s rights to demand immediate payment of all of the Company’s obligations to Holder for the period (the “Forbearance Period”) commencing on the Effective Date and terminating on the date which is the earliest to occur of one of the following events (each a “Forbearance Termination Event”): (a) the failure of Company to comply with the terms of this Agreement; (b) the occurrence of an Event of Default under the Loan Documents after the Effective Date; (c) the failure of Company to comply with the terms of any other material written agreements with or material obligations to Holder; (d) the initiation of any federal or state bankruptcy, insolvency or similar proceeding by or against the Company; (e) the commencement of litigation or legal proceedings by Company against Holder, or any of Holder’s affiliates; (f) with respect to the Varian Agreement, any (A) dissolution, cancelation or termination (provided that, if the Company desires to terminate the agreement it may do so with the written approval of a majority in principal of each of the Series A Notes, Series B Notes and/or Series C Notes) or (B) modification that adversely affects the Holder, or (C) any material breach, or nonpayment by Varian for a period that exceeds 60 days for any amount due under the Varian Agreement, or (g) September 30, 2025.

Shall be amended and restated to read as the following:

Forbearance by Holder. Subject to the performance and observance of the obligations evidenced by the Loan Documents and the Agreement (as amended), and except as otherwise set forth herein, Holder agrees to forbear from the exercise of Holder’s rights to demand immediate payment of all of the Company’s obligations to Holder for the period (the “Forbearance Period”) commencing on the First Amendment Effective Date and terminating on the date which is the earliest to occur of one of the following events (each a “Forbearance Termination Event”): (a) the failure of Company to comply with the terms of this Agreement; (b) the occurrence of an Event of Default under the Loan Documents after the First Amendment Effective Date; (c) the failure of Company to comply with the terms of any other material written agreements with or material obligations to Holder; (d) the initiation of any federal or state bankruptcy, insolvency or similar proceeding by or against the Company; (e) the commencement of litigation or legal proceedings by Company against Holder, or any of Holder’s affiliates; (f) with respect to the Varian Agreement, any (A) dissolution, cancelation or termination (provided that, if the Company desires to terminate the agreement it may do so with the written approval of a majority in principal of each of the Series A Notes, Series B Notes and/or Series C Notes) or (B) modification that adversely affects the Holder, or (C) any material breach, or nonpayment by Varian for a period that exceeds 60 days for any amount due under the Varian Agreement, or (g) August 31, 2026.

In addition, the Proxy shall be amended and restated as attached hereto as Schedule B.

[Signature Page Follows]

EXECUTED as a sealed instrument effective as of the day and year first above written.

PAID, Inc /s/ W. Austin Lewis, IV By: Austin Lewis Its: CEO EMBOLX, INC. /s/ Michael Allen By: Michael Allen Its: President

List of Schedules

Amended Schedule A1	List of A, B, C Noteholders; Default Balances as of 9/30/25
Amended Schedule A2	List of Shareholders executing proxies
Schedule B	Form of Proxy